Winstead PC

2728 N. Harwood Street Suite 500 Dallas, TX 75201	214.745.5000 office 214.745.5390 fax winstead.com

January 18, 2024

Phunware Inc.
1002 West Avenue
Austin, Texas 78701

Ladies and Gentlemen:

We have acted as legal counsel to Phunware Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (Registration No. 333-262461), filed with the Securities and Exchange Commission (the “Commission”) on February 1, 2022 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by the Company of up to $200,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on February 9, 2022. Reference is made to our opinion letter dated February 1, 2022 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement dated January 16, 2024 (the “Prospectus Supplement”) filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of: (i) 40,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) pre-funded warrants to purchase up to 47,500,000 shares of Common Stock (the “Pre-Funded Warrants”, and the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”). The Shares and Pre-funded Warrants are being sold pursuant to the Prospectus Supplement and one or more securities purchase agreement(s) by and between the Company and such investors dated January 16, 2024 (each a “Purchase Agreement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) that certain placement agency agreement between the Company and Roth Capital Partners, LLC dated January 16, 2024 (the “Placement Agency Agreement”); (iii) the Purchase Agreement(s); (iv) the form of Pre-Funded Warrant, (v) the Certificate of Incorporation of the Company, as currently in effect, (vi) the Amended and Restated Bylaws of the Company, as currently in effect, and (vii) certain resolutions adopted by the Board of Directors of the Company with respect to the Registration Statement, the Purchase Agreement(s), the Placement Agency Agreement and the issuance of the Shares, Pre-Funded Warrants and Pre-Funded Warrant Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures (other than persons signing on behalf of the Company), (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the originals of all documents supplied to us as copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company and (vi) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents. We have also assumed that, at or prior to the time of the issuance and delivery of any Pre-Funded Warrant Shares, that there will not have occurred any change in law, change in the Pre-Funded Warrants or the Company’s Certificate of Incorporation or further action by the Company’s board of directors, in each case affecting the validity of the issuance of the Pre-Funded Warrant Shares.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof, we are of the opinion that (i) the Shares have been duly authorized for issuance, and when issued and delivered by the Company and paid for pursuant to the terms of the Purchase Agreements, the Prospectus Supplement and the Registration Statement, will be validly issued, fully paid and non-assessable; (ii) the Pre-Funded Warrants have been duly executed by the Company and when issued and sold pursuant to the terms of the Purchase Agreements, the Prospectus Supplement and the Registration Statement, will constitute legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and (iii) the Pre-Funded Warrant Shares have been duly authorized and, when issued by the Company upon the valid exercise in accordance with the terms of the Pre-Funded Warrants and payment of the consideration required in connection therewith, will be validly issued, fully paid and non-assessable.

Phunware Inc.
January 18, 2024

With respect to our opinion in the paragraph above, the enforceability of the Pre-Funded Warrants may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to or affecting enforcement of creditors’ rights generally and by general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforcement is considered in a proceeding in equity or at law. Further, we express no opinion with respect to the validity or enforceability of the following provisions: (i) provisions purporting to release, exculpate, hold harmless or exempt any person or entity from, or to require indemnification or contribution of or by any person or entity for, liability for any matter; (ii) provisions purporting to waive, subordinate or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated or rendered ineffective under applicable law; (iii) provisions relating to severability; (iv) provisions restricting access to courts or purporting to affect the jurisdiction or venue of courts; (v) provisions purporting to exclude all conflicts of law rules; or (vi) provisions providing that decisions by a party are conclusive or may be made in its sole discretion.

For purposes of our opinion above, we express no opinion as to the law of any jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the laws of the State of New York. The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed with the Commission in connection with the offering and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Winstead PC